Exhibit 10.19

FIRST AMENDMENT TO

SCHEDULE B

COMPENSATION

1.	Base Salary: Employee shall receive an annual salary of $375,000 (the “Base Salary”). Employer may adjust the Base Salary from time to time based upon the Board’s evaluation of Employee’s performance. In no event, however, will the Base Salary be reduced without Employee’s written concurrence.

2.	Performance Bonuses: Employee may receive an annual performance bonus at the discretion of the Board which shall not exceed 50% of the Base Salary.

3.	Vacation: Employee is entitled to four weeks paid vacation time per year on a non-cumulative basis.

4.	Medical Benefits and Other Plans: Employee shall be permitted to participate in all medical and healthcare benefit plans provided by Employer to its officers. Employee shall also be permitted to participate in all other benefit plans offered to Bank officers. Employee’s benefits under this provision shall be equal in value as those paid to other officers of Employer.

5.	Continuing Education: Employer will reimburse Employee for admission or attendance fees for pre-approved educational meetings or seminars offered by such organizations as the Florida Bankers Association.

6.	Automobile Allowance: For the initial three-year term of the Agreement, Employee shall be entitled to the use of an Employer-owned automobile in accordance with the Employer’s policies. During any renewal period, Employer shall increase the Base Salary by no less than $6,000 to compensate Employee for his automobile-related expenses. For any business trips Employee is required to take from the county where he is based, Employer shall reimburse Employee for any actually incurred gasoline expenses. Employee’s business usage of the automobile shall not be treated as compensation income of Employee for tax purposes.

7.	Change in Control Payment: A “Change in Control” means an event where any Person (defined herein to mean any natural person, corporation, limited liability company, partnership, or any other similar business entity), other than any Person who on the date hereof is a director or officer of Employer: (i) directly or indirectly, or acting in concert through one or more other persons, owns, controls, or has power to vote 50% or more of any class of the then outstanding voting securities of Employer; or (ii) controls in any manner the election of a majority of the directors of Employer. For purposes of this Agreement, a “Change in Control” shall be deemed not to have occurred in connection with a reorganization, consolidation, or merger of Employer whereby the stockholders of Employer, immediately before the consummation of the transaction, will own over 50% of the total combined voting power of all classes of stock entitled to vote of the surviving entity immediately after the transaction.

In the event of a Change in Control, Employee shall be entitled to 2.99 times his Base Salary plus other compensation and perquisites, averaged over the past five years, which if taken with other payments to Employee that are deemed Change in Control payments, shall not exceed $1.00 less than the golden parachute safe harbor limit under Code Section 280G. Said calculation shall be made by an independent accountant prior to the payment being made to Employee.

8.	Non-Competition Payment: In the event of a Change in Control, as defined in this Schedule B, the Parties hereto recognize that part of the consideration to be paid to Employer’s shareholders by the acquiring institution will be based upon the value created by Employee’s service to Employer, which would likely be diminished should Employee be allowed to compete against the acquiring institution following a Change in Control. Therefore, the Parties hereto agree that the non-competition and non-solicitation provisions under Section 12 of the Agreement are not sufficient under a Change in Control scenario. To provide the necessary protection for an acquiring institution, Employee shall be paid $585,000 in consideration of Employee’s agreement not to compete with Employer, or its successors or assigns, for a period of two years after termination of this Agreement and his employment with Employer. Such payment is also conditioned upon Employee’s agreement to not solicit any of Employer’s customers or employees for a period of one year after this Agreement and Employee’s employment is terminated. The geographic scope and other limitations, besides time periods referenced above, for this Non-Competition Payment shall follow Section 12 of the Agreement.

The Non-Competition Payment shall be payable quarterly by the Employer over the entire two year period of Employee’s non-competition. In the event Employee fails to refrain from competing with Employer, or its successors or assigns, or solicits any of Employer’s customers or employees during the above stated periods, Employee shall be obligated to return any payments received under this provision, and Employer shall enforce such provisions to the fullest extent of the law and as further provided under Section 13 of the Agreement.

The terms of this provision shall survive the termination of the Agreement. In order to protect Employer’s business, legal, and financial interests, Employer hereby expresses its intent to vigorously prosecute any breach by Employee of this Section 8 of Schedule B and Section 12 of the Agreement.

Executed this 15th day of December, 2008.

EMPLOYEE	BANK OF FLORIDA CORP.

/s/ Michael L. McMullan	By:	/s/ Michael T. Putziger
Michael L. McMullan		Michael T. Putziger
Chairman of the Board of Directors
Chairman of the Compensation Committee